UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut		06877
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective as of February 5, 2013, the board of directors of Northern Tier Energy GP LLC (the “General Partner”) and of Northern Tier Energy LLC (“NTE LLC”) appointed Chet Kuchta to serve as the Vice President and Chief Operating Officer of the General Partner and NTE LLC. Mr. Kuchta, age 49, has served as Vice President, Supply of the General Partner since July 2012 and of NTE LLC since August 2011.

Mr. Kuchta does not have a written employment agreement with the General Partner or NTE LLC concerning his compensation at this time. For the 2013 year, the board of directors of the General Partner set Mr. Kuchta’s base salary at $500,000, and he will have a target annual bonus opportunity equal to 100% of his annual base salary. Mr. Kuchta will also be eligible to participate in the equity compensation plans and the health and welfare plans that the General Partner has made available to other similarly situated employees.

Mr. Kuchta’s brother, Hank Kuchta, is the President and Chief Executive Officer, and member of the board of directors, of each of the General Partner and NTE LLC.

Prior to joining NTE LLC in August 2011, Mr. Kuchta was Chief Operating Officer of Petroplus Holdings AG from November 2009 through July 2011. Mr. Kuchta served as the Chief Commercial Officer of Petroplus Holdings AG from June 2006 through November 2009. Prior to joining Petroplus Holdings AG, Mr. Kuchta was Vice President of Crude Oil Supply and Trading at the Premcor Refining Group Inc. from 2002 until 2005. In addition, Mr. Kuchta spent five years at each of Tosco Corp. and Exxon Corporation in various commercial and refining positions. Mr. Kuchta received a Bachelor of Science in Chemical Engineering from Brown University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC,
its general partner

Date: February 7, 2013	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary